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                                                                    EXHIBIT 12.1

                                 PNC BANK CORP.
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                 (In thousands)

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
                                                                                    Year Ended December 31
                                                        --------------------------------------------------------------------------
                                                           1993            1992             1991          1990            1989
                                                        ----------      ----------      ----------      ----------      ----------
Earnings:
Income before income taxes and cumulative
 effect of changes in accounting principles             $1,116,612      $  778,122      $  548,201      $   29,425      $  485,264
 Fixed charges excluding interest
 on deposits .........................                     649,897         517,423         513,370         918,698         867,083
                                                        ----------      ----------      ----------      ----------      ----------
  Subtotal............................                   1,766,509       1,295,545       1,061,571         948,123       1,352,347
 Interest on deposits ................                     742,772       1,063,422       1,727,765       1,973,087       1,907,769
                                                        ----------      ----------      ----------      ----------      ----------
  Total...............................                  $2,509,281      $2,358,967      $2,789,336      $2,921,210      $3,260,116
                                                        ==========      ==========      ==========      ==========      ==========

Fixed charges:
 Interest on notes and debentures.....                  $  265,352      $  145,124      $   95,207      $   84,045      $   61,590
 Interest on borrowed funds...........                     362,995         352,162         398,779         816,448         788,520
 Amortization of notes and debentures.                         967             970             584             538             506
 Interest component of rentals .......                      20,583          19,167          18,800          17,667          16,467
                                                        ----------      ----------      ----------      ----------      ----------
  Subtotal............................                     649,897         517,423         513,370         918,698         867,083
 Interest on deposits.................                     742,772       1,063,422       1,727,765       1,973,087       1,907,769
                                                        ----------      ----------      ----------      ----------      ----------
  Total...............................                  $1,392,669      $1,580,845      $2,241,135      $2,891,785      $2,774,852
                                                        ==========      ==========      ==========      ==========      ==========

Ratio of Earnings to Fixed Charges:
 Excluding interest on deposits .....                         2.72x           2.50x           2.07x           1.03x           1.56x
 Including interest on deposits.......                        1.80            1.49            1.24            1.01            1.17
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